OPEN PLAN SYSTEMS, INC.

          EXHIBIT 11 - Statement Re: Computation of Per Share Earnings



                                                             Three Months Ended                      Six Months Ended
                                                                  June 30                                 June 30
                                                          1998                1997               1998                1997
                                                   -------------------------------------------------------------------------------

Weighted average shares outstanding during the
   period                                                    4,506               4,472              4,484               4,472

Assumed exercise of options less assumed                         -                   -                  -                   -
   acquisition of shares

                                                   -------------------------------------------------------------------------------
Total                                                        4,506               4,472              4,472               4,472
                                                   ===============================================================================


Net earnings (loss) used in computation            $        (3,229)      $           25     $      (4,436)      $        (290)
                                                   ===============================================================================

Earnings (loss) per common share                   $          (.72)      $          .01     $        (.99)      $        (.06)
                                                   ===============================================================================